Exhibit 99.1

Chuck Greener
202-752-2616

September 27, 2004

Fannie Mae Reaches Agreement with OFHEO

WASHINGTON, DC — Fannie Mae (FNM/NYSE) today announced it has entered into an agreement with the Office of Federal Housing Enterprise Oversight (OFHEO) to take a series of steps with respect to its internal controls, organization and staffing, governance, accounting, and capital. Pursuant to the agreement, Fannie Mae will achieve and maintain a capital surplus target of 30 percent within the next 270 days and protect its capital surplus of 18 percent as of August 31, 2004.

“Fannie Mae’s Board of Directors is pleased to have worked cooperatively with the Director and staff of OFHEO in reaching this agreement expeditiously,” said Ann McLaughlin Korologos, Presiding Director of Fannie Mae’s Board. “I would like to thank the Director and his staff for their accessibility and hard work. These are significant steps and the Board is fully committed to their timely implementation. The Board and the company have been working together to address the issues raised by OFHEO and will work closely to implement the agreement’s provisions.”

“Management appreciates the Board’s appropriate leadership role in this process and the hard work it has done over the past several days,” said Franklin D. Raines, Chairman and CEO of Fannie Mae. “We are in full support of today’s agreement. Working with the Board and the company’s regulators, we will begin to take steps immediately to comply with and implement the terms of the agreement.”

A copy of the agreement is available at http://www.fanniemae.com/media/pdf/issues/092704.pdf and also is attached.

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Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”